SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 15, 2001

                             EQUIVEST FINANCE, INC.

             (Exact name of registrant as specified in its charter)

   Delaware                          333-29015                59-2346270
(State or other                      (Commission            (I.R.S. Employer
  jurisdiction                       File Number)           Identification No.)
of incorporation)

    100 NORTHFIELD STREET

  GREENWICH, CONNECTICUT                                   06830
(Address of principal executive offices)                (Zip Code)

       Registrant's telephone number, including area code: (203) 618-0065


                      INFORMATION TO BE INCLUDED IN REPORT

Item 1.  Changes in Control of Registrant

                  Not Applicable.

Item 2.  Acquisition or Disposition of Assets

                  Not Applicable.

Item 3.  Bankruptcy or Receivership

                  Not Applicable.

Item 4.  Changes in Registrant's Certifying Accountant

                  Not Applicable.

Item 5.  Other Events

                  Press Release

                           EQUIVEST FINANCE ANNOUNCES

             Record First Quarter Net Income and Earnings Per Share;

                         Pretax Profit Margin Rises 42%

         Greenwich, Connecticut (Business Wire) - May 15, 2001 - Equivest Finance, Inc. (NASDAQSC:EQUI) announced today its financial results for the quarter ended March 31, 2001. Both net income and earnings per share rose to all-time, first quarter records, though aggregate revenues declined. Equivest operates hotels and vacation ownership resorts at 29 locations along the eastern and Gulf coasts of the United States and in St. Thomas, USVI. Equivest also operates a specialty finance company providing financing for consumer purchases of vacation intervals in its own resorts and those of independent developers.

         For the quarter ended March 31, 2001, net income increased 10% to $2.9 million, compared with $2.7 million in the comparable period in 2000. Diluted earnings per share in the first quarter of 2001 rose 11% to $0.10 on 28.2 million weighted average shares outstanding compared with earnings per share of $0.09 during the comparable 2000 period on 28.4 million weighted average shares outstanding. During the quarter revenues decreased $8.0 million, or 21%, to $29.2 million, compared with $37.2 million in the comparable quarter in 2000. The Company's aggregate pretax profit margin in the first quarter of 2001 rose 42% to 17.6% of revenues compared with 12.4% in the comparable period of the prior year.

         Richard C. Breeden, Chairman, President and Chief Executive Officer, commented: "Our overall approach is to pursue profitability, not sales volume. Aggregate VOI sales revenues declined nearly $8 million, or 35% lower than the previous year. However, by eliminating marginal sales locations and unprofitable sales and marketing efforts, the Company was able to increase profits on the sale of VOI slightly. Pretax profits on resort operations and net interest margin also increased during the quarter."


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


         During the first quarter of 2001, aggregate pretax income from VOI sales rose slightly to $1.5 million, compared with $1.4 million in the first quarter of 2000. The increase in aggregate pretax profit on VOI sales came notwithstanding a decline of $7.8 million in aggregate VOI sales revenues to $14.6 million in the first quarter of 2001 from $22.4 million in the first quarter of 2000. This reduction in sales revenue was attributable in substantial part to the Company's decision to close five former sales centers and two telemarketing centers in its Peppertree subsidiary during 2000. The aggregate reduction in sales revenues also reflected reduced tour volumes at non-Peppertree sales centers, partly the result of the Company eliminating higher cost tour sources, and partly the result of slower overall economic activity. Of the total reduction in VOI sales, $5.4 million came from former Peppertree locations and $2.4 million came from non-Peppertree sales locations.

         Lower VOI sales and marketing costs, cost of inventory and reduced G & A expense offset the decline in VOI revenue. Sales and marketing costs during the first quarter of 2001 fell $3.9 million, or 38%, to $6.5 million. Sales and marketing costs in the first quarter fell to 44.4% of VOI sales revenues, down from 46.5% in the first quarter of 2000, and 47.2% for the full year 2000. Sales and marketing costs as a percentage of VOI sales revenue in the former Peppertree resorts fell to 40.7% in the first quarter of 2001, compared with 50.9% in the first quarter of 2000 and 51.2% for the full year 2000.

         During the first quarter, the inventory cost of VOI sales decreased $2.2 million compared with the prior year, representing 22.3% of VOI revenues compared with 24.2% in the comparable period in 2000. This reduced cost of goods sold stemmed from reduced numbers of VOIs sold, as well as from a 21.8% increase in the average VOI sale price to more than $12,840. Total provisions for doubtful receivables remained essentially constant at $1.8 million, though this represented 12.3% of VOI sales in the first quarter of 2001 compared with 8.0% in the first quarter of 2000 due to lower sales volumes.

         First quarter 2001 general and administrative expense declined $1.3 million, or 28%, to $3.4 million from $4.7 million in the first quarter of 2000. This decline was due in large part to elimination of executive and other personnel costs at Peppertree and other acquired locations. G&A expense as a percent of revenues decreased to 11.7% of total revenues in 2001 from 12.7% in first quarter 2000.

         Net pretax interest margin rose to $3.5 million for the quarter, up from $3.3 million in the prior year. Interest expense as a percent of interest income decreased to 61.5% in the first quarter of 2001 from 64.6% in the comparable period in 2000. Both a lower average cost of funds and lower average outstanding indebtedness contributed to the increase in portfolio net interest margin.

         Pretax income from resort operations rose $0.5 million to $2.2 million in the first quarter of 2001, compared to $1.7 million in the first quarter of 2000. Resort operations expense as a percent of resort management revenues fell to 49.7% in the first period of 2001 from 60.6% in the first quarter of 2000.

         During the quarter, the Company reduced aggregate notes payable by $9.6 million to $278.8 million, compared with total notes payable of $288.4 million at December 31, 2000. Total assets at March 31, 2001 fell $5.9 million to $431.1 million from $437.0 million at December 31, 2000. Aggregate net worth rose $2.9 million, or 3.4%, during the first quarter of 2001, reaching $88.7 million at March 31, 2001.

         The company's loan receivable portfolio remained constant at $264.7 million for the quarter ended March 31, 2001, compared with $264.1 million as of March 31, 2000. Of this amount, $146.8 million represented receivables relating to VOI purchases in the Company's own resorts, $106.1 million represented receivables relating to consumer loans at third party developer resorts, and the balance represented acquisition and development loans. At March 31, 2001, the Company maintained total portfolio reserves and over collateralization of $34.5 million, up 3% from $33.5 million at March 31, 2000. In addition, total reserves and over collateralization as a percentage of the total loan portfolio grew slightly, rising from 12.7% at March 31, 2000 to 13.0% at March 31, 2001. The allowance for doubtful accounts included in total reserves was $11.3 million at March 31, 2001, up 13% compared with $10.0 million at March 31, 2000. As of March 31, 2001 the Company's Reserve Coverage Ratio (RCR) of total reserves and over collateralization to consumer receivables over 60 days past due was 4.3 times on the entire consumer loan portfolio, and the RCR on all consumer receivables over 90 days past due was 7.0 times on the entire consumer loan portfolio, compared to an RCR of 5.1 times and 10.4 times, respectively, at March 31, 2000.

         On third party developer consumer notes receivable, the Company has a right to put, or charge back, defaulted receivables to the developer once any such receivable becomes 60 or more days past due. During the first quarter of 2001, the Company charged back to developers loans with an outstanding principal balance of $1.6 million, up slightly from $1.5 million in the first quarter of 2000. Other than minimal processing expenses, the Company did not incur any loss on such charge backs.

         At March 31, 2001, approximately 94.4% of total notes receivable in the Company's consumer loan portfolio were current, 2.6% were 30-60 days, 1.1% were 61-90 days, and 1.9% were over 91 days past due. At March 31, 2001, there were 890 notes with a principal balance of $5.0 million that were over 91 days past due. Of that amount, $4.3 million were notes relating to consumer receivables in the Company's own resorts, and $0.7 million were notes relating to third party developers. During the first quarter of 2001 the Company wrote off 375 consumer notes relating to purchases in its own resorts with an outstanding principal balance of $2.9 million. With limited exceptions, the Company services the loans in its portfolio using internal personnel and facilities, and it generally recaptures inventory from defaulted loans for future sale.

         During the first quarter of 2001 the Company sold approximately 1,093 VOI's at an average price of approximately $12,849, compared with 2,110 VOI's during the first quarter of 2000 at an average price of approximately $10,550, an increase of 21.8%. As of March 31, 2001, the company held approximately 26,730 unsold VOI's in inventory, representing more than $340 million in potential gross sales proceeds at the current average sales price as of March 31, 2001.

         Certain statements in this press release are forward-looking. They may be identified by the use of forward-looking words or phrases such as "believe," "expect", "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements are based on the Company's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of the Company's businesses include a downturn in the real estate cycle, lack of available qualified prospects to tour the Company's resorts, competition from other developers, lack of appropriate sites for future developments, failure to complete construction in a timely and cost-efficient manner, or other factors which result in lower sales of vacation ownership interests, possible financial difficulties of one or more of the developers with whom the Company does business, including the risk of carrying non-performing assets or losses if defaulted loans prove to have insufficient collateral backing, fluctuations in interest rates, prepayments by consumers or indebtedness, inability of developers to honor replacement obligations for defaulted consumer notes, and competition from organizations with greater financial resources.

For Information Contact:

Gerald L. Klaben, Jr., Chief Financial Officer  (203) 618-0065



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





                                     EQUIVEST FINANCE, INC. and SUBSIDIARIES
                                       CONSOLIDATED CONDENSED BALANCE SHEETS
                                              (Dollars in thousands)

                                                                              March 31, 2001            December 31,
                                                                             ---------------            ------------
ASSETS                                                                          (Unaudited)                2000
                                                                                -----------              ----------
Cash and cash equivalents                                                           $    3,372            $   4,805
Receivables, net                                                                       252,352              258,950
Inventory                                                                               95,333               95,578
Property and equipment, net                                                             21,230               21,580
Goodwill, net                                                                           43,662               44,109
Other assets                                                                            15,171               11,952

                                                                              -----------------    -----------------
Total Assets                                                                        $  431,120            $ 436,974
                                                                              =================    =================

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES

     Accounts Payable and Other Liabilities:
         Accounts payable                                                            $   8,012            $   9,624
         Accrued expenses and other liabilities                                         24,733               23,194
         Income Taxes                                                                   30,831               29,975
                                                                              -----------------    -----------------

           Total Accounts Payable and Other Liabilities                                 63,576               62,793
                                                                              -----------------    -----------------

     Notes payable                                                                     278,807              288,375

                                                                              -----------------    -----------------
Total Liabilities                                                                      342,383              351,168
                                                                              -----------------    -----------------

STOCKHOLDERS' EQUITY
     Cumulative Redeemable Preferred Stock--Series 2 Class A, $3 par value;
       15,000 shares authorized, 10,000 shares

       Issued and outstanding                                                               30                   30
     Common Stock, $.01 par value; 50,000,000 shares
         authorized, 28,089,722 shares outstanding                                         281                  281
     Additional paid-in capital                                                         62,246               62,246
     Retained earnings                                                                  26,180               23,249
                                                                              -----------------    -----------------

Total Stockholders' Equity                                                              88,737               85,806
                                                                              -----------------    -----------------
Total Liabilities and Stockholders' Equity                                           $ 431,120            $ 436,974
                                                                              =================    =================


                                 EQUIVEST FINANCE, INC. and SUBSIDIARIES
                                                UNAUDITED
                                     Consolidated Statement of Income
                                (Dollars in thousands, except share data)

                                                                     Three months ended
                                                                          March 31,
                                                                             2001                     2000
                                                                             ----                     ----
Revenues:

  Timeshare interval sales                                              $  14,581                 $ 22,405
  Interest                                                                  9,080                    9,365
  Resort operations (1)                                                     5,003                    5,011
  Other income (1)                                                            574                      419
                                                             ---------------------     --------------------
     Total revenues                                                        29,238                   37,200

Expenses:

  Provision for doubtful accounts                                           1,789                    1,783
  Interest                                                                  5,582                    6,049
  Cost of timeshare intervals sold                                          3,252                    5,418
  Depreciation and amortization                                             1,073                    1,153
  Sales and marketing (1)                                                   6,477                   10,416
  Resort management (1)                                                     2,487                    3,038
  General and administrative (1)                                            3,422                    4,727
                                                             ---------------------     --------------------
     Total expenses                                                        24,082                   32,584
                                                             ---------------------     --------------------
Income before provision for taxes                                           5,156                    4,616
Provision for income taxes                                                  2,225                    1,950

                                                             ---------------------     --------------------
Net income                                                               $  2,931                  $ 2,666
                                                             =====================     ====================

Basic earnings per share                                                 $   0.10                  $  0.09
Diluted earnings per share                                               $   0.10                  $  0.09


(1) Certain amounts from prior year have been reclassified to conform to current year classifications.

                            EQUIVEST FINANCE, INC. and SUBSIDIARIES
                   Selected Financial Data as a Percentage of Total Revenues

                                                                    Three months ended
                                                                         March 31,
                                                                    2001                2000
                                                                    ----                ----
                                                             (unaudited)         (unaudited)
Revenues:

As a percentage of total revenues:

  Timeshare interval sales                                          49.8 %              60.2 %
  Interest                                                          31.1 %              25.2 %
  Resort operations                                                 17.1 %              13.5 %
  Other income                                                       2.0 %               1.1 %
                                                           --------------      --------------
     Total revenues                                                100.0 %             100.0 %

Expenses:
As a percentage of VOI sales:
  Cost of timeshare intervals sold                                  22.3 %              24.2 %
  Sales and marketing                                               44.4 %              46.5 %
  Provision for doubtful accounts (1)                               12.3 %               8.0 %

As a percentage of interest income:

  Interest                                                          61.5 %              64.6 %

As a percentage of resort operations:

  Resort management                                                 49.7 %              60.6 %

As a percentage of total revenues:

  Provision for doubtful accounts (2)                                0.0 %               0.0 %
  Depreciation and amortization                                      3.7 %               3.1 %
  General and administrative                                        11.7 %              12.7 %
                                                           --------------      --------------

     Total expenses                                                 82.4 %              87.6 %

                                                           --------------      --------------
Income before taxes                                                 17.6 %              12.4 %

Provision for income taxes                                           7.6 %               5.2 %

                                                           --------------      --------------
Net income                                                          10.0 %               7.2 %


(1) Based on provision for doubtful receivables recorded on timeshare development.

(2) Based on provision for doubtful receivables recorded on timeshare financing.

                                         EQUIVEST FINANCE, INC. and SUBSIDIARIES
                                                  Selected Financial Data
                                                  (Dollars in thousands)

                                                                   March 31,                March 31,
                                                                        2001                     2000
                                                                        ----                     ----

A&D loans                                                           $ 11,775                $  24,999
Purchased receivables                                                 76,181                   85,938
Hypothecation loans                                                   26,457                   19,258
Consumer loans, owned                                                146,775                  126,001
Other loans                                                            3,497                    7,877
                                                               --------------           --------------
   Total loans outstanding                                         $ 264,685                $ 264,073


Specific reserves                                                  $  16,956                $  18,163
General reserves                                                      11,346                   10,014
Overcollateralization                                                  6,168                    5,365
                                                               --------------           --------------
   Total reserves and overcollateralization                        $  34,470                $  33,542

   Total reserves and overcollateralization as
     % of total loans                                                  13.0%                    12.7%

Chargebacks                                                            1,589                    1,462

Chargebacks as % of Consumer Financings (1)                             1.5%                     1.4%


Allowance for doubtful accounts, beginning of period
                                                                   $  11,763                 $ 10,073
Provision for loan losses                                              1,789                    1,783
Charges to allowance for doubtful accounts                           (2,206)                  (1,863)
Charges against Specific developer reserves                              -0-                       21
                                                               --------------           --------------
Allowance for doubtful accounts, end of period                     $  11,346                 $ 10,014

(1) Consumer Financing includes purchased receivables and hypothecation loans.



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



SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUIVEST FINANCE, INC.

By:      /s/Gerald L. Klaben, Jr.
         -----------------------
         Gerald L. Klaben, Jr.
         Senior Vice President & CFO

Date: May 17, 2001


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